Exhibit 99.1

Pyxis Oncology Announces Leadership Changes

April 13, 2022

- Ronald Herbst, Ph.D., stepping down as Chief Scientific Officer -

- Jan Pinkas, Ph.D., promoted to Chief Scientific Officer -

- Company continues to advance programs toward the clinic with IND filings for

Anti-EDB, PYX-201, and Anti-Siglec-15, PYX-106, expected in 2H22 -

CAMBRIDGE, Mass., April 13, 2022 (GLOBE NEWSWIRE) — Pyxis Oncology, Inc. (Nasdaq: PYXS) today announced the departure of Ronald Herbst, Ph.D., as the Company’s Chief Scientific Officer and the appointment of Jan Pinkas, Ph.D., currently Senior Vice President, Preclinical Research & Development, to the position of Chief Scientific Officer. The management changes are effective as of April 12, 2022.

“Ronald’s passion, expertise and exceptional scientific leadership have been fundamental to Pyxis Oncology’s growth since its founding as an IO-focused target discovery company. The legacy and impact of his work has enabled Pyxis Oncology to successfully transition to a clinical stage company with our expansion into the ADC modality,” said Lara Sullivan, M.D., President and Chief Executive Officer. “I am incredibly proud of the remarkable research team that Ronald has built, and I know he will continue to be successful in his future endeavors.”

Dr. Sullivan continued, “I am excited for Jan to assume a larger leadership role at this important time for our company. His experience in preclinical and clinical development will be invaluable as we continue to mine the Pfizer FACT ADC platform and advance new therapeutics for those suffering from difficult-to-treat cancers. As we continue to grow, our expert team of leaders will steward our strategy of building a multi-asset multi-modality diversified oncology company.”

Dr. Pinkas said, “I am eager to take on this expanded role as we are poised to deliver multiple potential catalysts over the next several months. I look forward to working with the talented team at Pyxis Oncology to continue building a deep pipeline of research and preclinical programs that will support the development of a range of novel and exciting therapeutics with significant potential to help underserved patients.”

Dr. Herbst added, “When I joined Pyxis Oncology in 2019, my goal was to lay a strong scientific foundation and lead our evolution to a clinical-stage company. Having accomplished that, the time is now right for me to take the next step in my own career journey. It has truly been a privilege to work with such a remarkable team of scientists and I look forward to following the Company’s progress and supporting Jan through this transition.”

Jan Pinkas, Ph.D., SVP, Chief Scientific Officer

Dr. Pinkas joined Pyxis Oncology in August 2021 as Senior Vice President, Preclinical Research & Development, responsible for leading all preclinical initiatives. Prior to Pyxis Oncology, Dr. Pinkas spent two years at Magenta Therapeutics where, most recently, he served as Senior Vice President, Translational Sciences. In this role, he was responsible for establishing a new translational sciences department to support programs as the company transitioned from preclinical research and IND-enabling studies to late-stage clinical development. Before Magenta Therapeutics, Dr. Pinkas served in increasingly progressing roles at ImmunoGen, Inc., most recently serving as Vice President, Translational Research & Development, where he led groups responsible for preclinical R&D-related pharmacology, toxicity and pharmacokinetic activities to support molecules from early-stage research to IND, as well as molecules advancing to pivotal clinical development. Earlier in his career, he served in scientist roles focused on oncology research at Amgen, Inc. and Genzyme Corporation.

Dr. Pinkas conducted his postdoctoral research in the Department of Genetics at Harvard Medical School. He earned his Ph.D. in molecular and cellular biology at the University of Massachusetts, Amherst and served as a research assistant in pediatric hematology and oncology at the University of Maryland Medical School. Dr. Pinkas obtained his B.A. in biology from The Johns Hopkins University.

About Pyxis Oncology, Inc.

Pyxis Oncology, Inc. is a multi-asset, multi-modality company focused on defeating difficult to treat cancers and improve patient lives. By leveraging our fully integrated research, development and commercial capabilities, our expert team is efficiently building a diversified portfolio of next-generation therapeutics. Pyxis Oncology’s therapeutic candidates are designed to directly kill tumor cells, and to address the underlying pathologies created by cancer that enable its uncontrollable proliferation and immune evasion. Since its launch in 2019, Pyxis Oncology has developed a broad portfolio of novel antibody-drug conjugate, or ADC, product candidates, and monoclonal antibody, or mAb, preclinical discovery programs that it is developing as monotherapies and in combination with other therapies. To learn more about Pyxis Oncology visit www.pyxisoncology.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are often identified by the use of words such as “anticipate,” “aim,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “to be,” “will,” “would,” or the negative or plural of these words, or similar expressions or variations, although not all forward-looking statements contain these words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-Q and in our other filings with the SEC. These risks are not exhaustive. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this press release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Pyxis Oncology Contact:

Courtney Dugan

Vice President, Head of Investor Relations & Corporate Communications

(617) 500-8872

ir@pyxisoncology.com